Exhibit 99.1

ASCENT ADDS NEW INDEPENDENT DIRECTOR AND ENTERS INTO AGREEMENT WITH OKUMUS FUND MANAGEMENT

ENGLEWOOD, Colo., March 11, 2016 - Ascent Capital Group, Inc. (“Ascent” or the “Company”) (Nasdaq: ASCMA) today announced that the Company plans to appoint Rana Kashyap of Okumus Fund Management (together with certain related parties, “Okumus”) to its Board of Directors as a Class III director.

In connection with today’s announcement, Ascent has also entered into an agreement with Okumus. As part of the agreement, Okumus has committed to abide by certain customary standstill and voting provisions for one year, including voting in favor of the nominees to be recommended by Ascent’s Board of Directors at Ascent’s 2016 Annual Meeting of Stockholders.
Ascent Chairman and Chief Executive Officer Bill Fitzgerald noted, “We are pleased to have reached a constructive and collaborative agreement with Okumus, which we believe will benefit all Ascent investors moving forward.”

Mr. Kashyap stated, “I am pleased to join the Ascent Board and look forward to working together with the Board and management team to help Ascent deliver value for all shareholders.”

Okumus Fund Management is an SEC-registered investment advisor to private investment funds. Mr. Kashyap is a Managing Director at Okumus and focuses on the firm’s investment practice in middle-market recurring revenue businesses. He holds an AB in Economics from Georgetown University and a MBA from Harvard Business School. Mr. Kashyap’s term as Director will expire at the Company’s 2017 Annual Meeting of Stockholders.

About Ascent Capital Group, Inc.

Ascent Capital Group, Inc., (NASDAQ: ASCMA) is a holding company that owns 100 percent of its operating subsidiary, Monitronics International Inc., and through Monitronics, LiveWatch Security, LLC. Ascent also retains ownership of certain commercial real estate assets. Monitronics, headquartered in Dallas, TX, is the nation's second largest home security alarm monitoring company, providing security alarm monitoring services to more than one million residential and commercial customers in the United States, Canada and Puerto Rico through its network of nationwide, independent Authorized Dealers. LiveWatch Security, LLC ®, is a Do-It-Yourself (“DIY”) home security firm, offering professionally monitored security services through a direct-to-consumer sales channel. For more information on Ascent, see http://ascentcapitalgroupinc.com/.

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Contact:
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Sloane & Company
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